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                                                                   Exhibit 10.18



                            VENDOR PROGRAM AGREEMENT

     THIS VENDOR PROGRAM AGREEMENT ("Agreement") is dated as of October 10, 1991 by and between GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"), a New York corporation, with an address at 55 Federal Road, POB 3199, Danbury, CT 06813-3199, Attn: Manager of Operations, Vendor Financial Services, and PYXIS CORPORATION, its successors and assigns ("PYXIS"), a Delaware corporation with its principal place of business and address at 11425 Sorrento Valley Road, San Diego, CA 92121, Attn: Chief Financial Officer.

                                R E C I T A L S

     PYXIS and GE CAPITAL are entering into this Agreement with the principal objective of providing a customer financing capability in the form of leases and/or secured financing to support PYXIS's domestic sales (the "Program") of new equipment manufactured and distributed by PYXIS ("Equipment").

     PYXIS proposes, from time to time, to sell and/or assign to GE CAPITAL all of its right, title and interest in and to all payments due under certain Rental Agreements ("Rental Agreements") by and between PYXIS and PYXIS's customers ("Customers"). GE CAPITAL may, from time to time, agree to purchase and take assignment of the Rental Agreements upon the terms and conditions described herein.

     All capitalized terms are defined in Section 16.

     NOW THEREFORE, in consideration of the above premises and of the representations, warranties and agreements contained herein, the parties hereby agree as follows:

     1. FINANCING. GE CAPITAL and PYXIS agree that, subject to the terms hereof, and provided that no Default has occurred, GE CAPITAL may from time to time offer to develop certain financing products for use in the Program and make them available to Customers. Nothing contained herein shall require PYXIS to accept such products or to refer any Customers to GE CAPITAL or require GE CAPITAL to develop or make or continue to make available specific products or approve any Customer referred by PYXIS.

     2. RENTAL AGREEMENTS. PYXIS shall cause a prospective Customer to complete and deliver to GE CAPITAL an Offer Document Package. Upon receipt thereof, GE CAPITAL shall review and either approve or reject the Offer Document Package and shall notify PYXIS of its determination; provided that GE CAPITAL shall make such determination within two (2) business days from its receipt of a completed Offer Document Package for any Rental Agreement where the Proposed Purchase Price is less than $500,000. Upon notification, PYXIS shall (a) advise the Customer of the approval of a proposed Rental Agreement, and shall cause the Final Document Package to be delivered to GE CAPITAL or (b) provide the Customer with any required ECOA Notices.

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        3.  REVOCATION OF APPROVAL.  Notwithstanding anything to the contrary contained herein, GE CAPITAL may revoke its agreement to accept assignment of a Rental Agreement, and may transfer to PYXIS any right, title or interest which it may have acquired in such Rental Agreement or the Equipment governed thereby if either (a) GE CAPITAL has not received the Final Document Package within sixty (60) days after the date GE CAPITAL notified PYXIS of the approval of a Rental Agreement, or (b) the Rental Agreement is terminated by the Customer at any time during the Free Use Period or (c) prior to either receipt by GE CAPITAL of the Final Document Package or payment by GE CAPITAL of the Purchase Price, GE CAPITAL determines, in its good faith judgment, that an Event of Cancellation has occurred. Upon revocation of its agreement to accept assignment of a Rental Agreement, GE CAPITAL shall have no further liability to the Customer or to PYXIS in connection with the Rental Agreement.

        4. ACQUISITION OF TRANSACTION. Provided that: (a) GE CAPITAL has not revoked its approval of a Rental Agreement, (b) no Default has occurred, (c)
GE CAPITAL has received the Final Document Package, (d) the Customer has accepted the Equipment for all purposes under the Rental Agreement, and (e) the Free Use Period has expired, GE CAPITAL shall pay PYXIS the Purchase Price of the Equipment. Title to the Rental Agreement (to be evidenced by documents in form and substance satisfactory to GE CAPITAL) will pass to GE CAPITAL upon the expiration of the Free Use Period, free of all liens, claims and encumbrances whatsoever except the rights of the Customer thereunder.

        5. GRANT OF SECURITY INTEREST. As security for the payment and performance of each obligation of a Customer under each Rental Agreement, whether due or to become due, now existing or hereafter contracted for and any renewals, novations, extensions and modifications thereof, PYXIS hereby gives, grants and assigns to GE CAPITAL, its successors and assigns, a security interest in and against any Equipment governed by such Rental Agreement and in and against any and all additions, accessories, substitutions, replacements or exchanges of such Equipment, and any and all insurance and/or other proceeds thereof (all of which is hereinafter individually and collectively referred to as the "Collateral").

        6. STANDARD RATES. GE CAPITAL shall advise PYXIS from time to time (but not more often than quarterly) of the Standard Rates applicable to Rental Agreements. GE CAPITAL shall have no obligation to enter into any Rental Agreement that provides for a rate different from the then current Standard Rate or a special rate previously approved by GE CAPITAL in writing. Standard Rates shall be effective fifteen (15) days after notice to PYXIS. GE CAPITAL shall honor all Standard Rate quotations by PYXIS which predate the effective date of a new Standard Rate, provided that a completed and duly executed Offer Document Package is received by GE CAPITAL within ninety (90) days after the date of such quotation. PYXIS agrees that it shall not submit any Rental Agreements to GE CAPITAL pursuant to which the Customer is charged a rate other than such Standard Rate or other specially approved rate.

        7. GENERAL ADMINISTRATIVE SERVICES. (a) GE CAPITAL will provide general administrative services in connection with the Rental Agreements, including but not limited to credit investigation, billing and collecting. GE CAPITAL shall have the right to deal with all Rental Agreements and Customers in the sole exercise of its business judgment. GE CAPITAL's and PYXIS's rights and obligations hereunder shall remain unaffected by any such activity. PYXIS hereby irrevocably appoints GE CAPITAL its attorney-in-fact to act in its name and stead in regard of the Rental Agreements to endorse or

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sign PYXIS's name on all checks, collections, receipts or other documents with regard to the Rental Agreements, as GE CAPITAL deems necessary or appropriate to protect its right and interest in and to the Collateral, the Rental Agreements.

        (b) GE CAPITAL shall designate a manager for the Program and shall provide a toll-free telephone number for use in connection with the Program. GE CAPITAL agrees to provide periodic reports to PYXIS showing amounts purchased, delinquency and such other matters as the parties may agree upon.

        (c) GE CAPITAL shall provide monthly billing and collection services to PYXIS for maintenance payments provided for pursuant to service agreements with Customers, in such amounts and in connection with such Rental Agreements as PYXIS shall notify GE CAPITAL, using procedures substantially similar to those used by GE CAPITAL for its own accounts. Subject to the provisions of this Agreement, GE CAPITAL shall remit all sums actually collected to PYXIS on a monthly basis, along with a report summarizing the collection activity for the previous month. GE CAPITAL shall have no obligation to undertake any collection activity separate from collection activity on a Rental Agreement with regard to such payments and shall have no liability to any party in connection therewith. In consideration of GE CAPITAL's services pursuant to this paragraph, PYXIS agrees to pay GE CAPITAL a monthly fee of $8 per applicable Rental Agreement, and agrees that GE CAPITAL may deduct such amount from the amounts remitted to PYXIS.

        8. PYXIS REPRESENTATIONS, WARRANTIES AND COVENANTS. PYXIS hereby represents, warrants and covenants to GE CAPITAL, its successors and assigns, as of the date hereof, of the Offer Document Package and of last day of any Free Use Period, that:

        (a) PYXIS is a duly organized and validly existing corporation and has full power to enter into this Agreement and to carry out the transactions contemplated hereby and is duly licensed under all applicable federal, state and local statutes and regulations to carry on its business and possesses adequate licenses under the applicable patents, patent applications, copyrights, trademarks and trade names to conduct its business;

        (b) the execution and delivery of this Agreement and the performance by PYXIS of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

        (c) this Agreement constitutes a legal, valid and binding obligation of PYXIS enforceable in accordance with its terms;

        (d) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default of any statute, rule, or decree of any court, administrative agency or governmental body to which PYXIS is or may be subject;

        (e) the execution and delivery by PYXIS of this Agreement does not constitute a material default with respect to any indenture, loan agreement or other agreement to which it is bound, and there are no suits or proceedings pending or, to the knowledge of PYXIS, threatened in any court or before any regulatory commission, board or other administrative or governmental agency against or affecting PYXIS which could materially impair PYXIS's ability to perform its obligations hereunder;

        (f) the financial statements of PYXIS delivered to GE CAPITAL from time to time fairly present the financial position of PYXIS as of the dates thereof and the results of operations of PYXIS for the periods covered thereby, all in conformity with generally accepted accounting principles

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applied on a consistent basis, and since the date of the latest such financial statements, there has been no Material Adverse Change in the Financial Condition of PYXIS;

     (g) PYXIS will promptly deliver to GE CAPITAL such information concerning the financial or other condition of PYXIS as GE CAPITAL may reasonably request from time to time;

     (h) all documents relating to any Rental Agreement to which PYXIS is a party or by which it is bound will be genuine, legal, valid, and binding obligations of PYXIS, enforceable in accordance with their terms and PYXIS will not amend, change, settle, or compromise any Rental Agreement or take or agree to any action which would diminish the value of any Collateral or change the number or amount of payments due or to become due under any Rental Agreement without the prior written consent of GE CAPITAL;

     (i) all documents relating to any Rental Agreement are the legal, valid and binding obligation of the Customer named therein, enforceable according to their respective terms, and the signature of the named Customer is genuine;

     (j) there are and will be no agreements made or express or implied warranties given between PYXIS or its agents and any Customer in connection with any Rental Agreement, except as contained in any purchase or maintenance agreement between such Customer and PYXIS or its agents, a true and correct copy of which has been delivered to GE CAPITAL;

     (k) PYXIS has not received and will not receive any rent or other monies from any Customer in respect of any Rental Agreement (other than any required advance rent) and will immediately remit any advance rent or other funds to GE CAPITAL if received;

     (l) GE CAPITAL shall have good title to any Rental Agreement and shall have a first priority security interest in all Equipment and other Collateral, in each case free and clear of all liens, claims, security interests and encumbrances on and as of the date the Equipment or other Collateral is accepted by each Customer and on and as of the last day of the Free Use Period;

     (m) PYXIS and its agents have not participated in and have no knowledge of any fraudulent act in connection with any Rental Agreement or to any Customer;

     (n) the Equipment (and any related application or operating system software) shall have been delivered to and accepted by the named Customer, properly installed at the location indicated in the applicable Offer Document Package, and is, and (if required by any agreement between PYXIS and Customer) shall be, maintained in good working order, condition and repair, conforming to specifications;

     (o) all credit or other information reasonably relevant to a credit determination concerning the Customer known to PYXIS will have been disclosed to GE CAPITAL;

     (p) all applicable sales, use, or property taxes which may apply to the Equipment assessed or imposed on or prior to the time GE CAPITAL acquires the Rental Agreement, shall have been paid or will be timely remitted by PYXIS to the appropriate taxing authority and PYXIS will on request provide GE CAPITAL with proof of such payment as promptly as possible;

     (q) At all times during the term of any Rental Agreement, PYXIS, through itself or its agents, shall maintain sufficient facilities, personnel and supplies (including without limitation necessary replacement and other component parts) to use, maintain and service the Equipment, and PYXIS shall diligently perform all warranty and contractual maintenance and service obligations (whether or not such obligations are part of a Rental Agreement or of a separate maintenance agreement governing Equipment subject to a Rental

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Agreement). PYXIS shall not transfer or assign its obligation to provide maintenance to Customers or to maintain service capability without the prior written consent of GE CAPITAL, which shall not be unreasonably withheld, provided that this section shall not prohibit the routine subcontracting of maintenance or service obligations;

        (r) PYXIS has the right to assign the Rental Agreement to GE CAPITAL without the consent of the Customer or has obtained any required consent; and

        (s) At all times during the term of any Rental Agreement, PYXIS shall maintain liability insurance in the amount of $1,000,000 per occurrence and shall cause GE CAPITAL to be named thereon as additional insured.

        9. GE CAPITAL REPRESENTATIONS AND WARRANTIES. GE CAPITAL hereby represents and warrants and covenants to PYXIS, its successors and permitted assigns, as of the date hereof, that:

        (a) GE CAPITAL is a corporation duly organized, validly existing and in good standing under the laws of New York and has the corporate power and authority to carry on its business.

        (b) The execution and delivery of the Agreement by GE CAPITAL and the performance by GE CAPITAL of its obligations hereunder have been duly authorized by all necessary corporate action on the part of GE CAPITAL and do not and will not violate (i) any provision of the charter documents of GE CAPITAL or constitute default under any statute or law or any judgment of any court or governmental authority to which GE CAPITAL may be subject, or (ii) any contract, indenture, mortgage, loan agreement, or other instrument to which GE CAPITAL may be subject, which violation would have a material adverse effect upon the operation or properties of GE CAPITAL.

        (c) This Agreement constitutes the legal, valid and binding obligation of GE CAPITAL enforceable against GE CAPITAL in accordance with its terms, except as the enforcement thereof may be limited by laws now or hereafter in effect relating to creditors' rights generally.

        10. INDEMNIFICATION. PYXIS shall indemnify and hold harmless GE CAPITAL, its affiliates, subsidiaries, employees, officers, directors and agents, from and against any and all losses, claims by or against GE CAPITAL, liabilities, demands and expenses whatsoever, including without limitation reasonable attorneys' fees and costs, arising out of or in connection with any breach by PYXIS of its representations, warranties or obligations hereunder or with any act, failure to act, omission, representation or misrepresentation (including but not limited to those in connection with any Rental Agreement, Equipment or other Collateral and any related operating system or application software and agreements and conduct relating thereto or the services rendered by GE CAPITAL in connection with the billing and collection of maintenance payments pursuant hereto, or the sale, use, operation, possession, servicing or maintenance thereof) by PYXIS, its affiliates, subsidiaries or dealers or the employees, officers or agents of any of the foregoing. GE CAPITAL shall not be required as a condition of payment hereunder by PYXIS to contest or permit PYXIS to contest any of the foregoing or to attempt to recover from any Customer through legal proceedings or otherwise. All indemnities and obligations under this Section 10 shall survive the expiration or termination of this Agreement and the expiration or termination of any Rental Agreement.

        11. PYXIS AGREEMENTS. (a) PYXIS hereby agrees (i) that GE CAPITAL as assignee shall not be liable for any obligations of a Customer thereunder and

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(ii) that within 10 days of receipt of a notice from GE CAPITAL that a default under a Rental Agreement has been reasonably determined to arise out of the failure of PYXIS to comply with its maintenance or service obligations in regard to any Equipment, PYXIS shall pay GE CAPITAL an amount equal to the sum of (i) all amounts due and owing under such Rental Agreement as of the date of default, including without limitation late charges and penalties, and (ii) all remaining scheduled payments thereunder, discounted to present value at the rate used to calculate the amount of the scheduled payments, as shown on the books and records of GE CAPITAL in regard of such Rental Agreement.

        (b) PYXIS agrees that GE CAPITAL may offset any amount then due GE CAPITAL against sums then or thereafter due PYXIS, and further agrees that PYXIS's obligations with respect to a Rental Agreement shall not be conditioned upon, or in any way affected by: notice of debt or obligation of the Customer to GE CAPITAL or of default or breach of such debt or obligation; any requirement that GE CAPITAL exhaust its remedies against the Customer; presentment, protest and demand and notice of protest and demand (or any of them) with respect to such Rental Agreement; any extension of time or performance to, or any settlement or granting of any indulgence to, or any modification of any obligation of Customer; GE CAPITAL'S failure to enforce any provision of the Rental Agreement; the acceptance, alteration, or release of any security provided by Customer; or Customer's voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization or similar proceedings affecting Customer or any of its assets, or the release of Customer from any of its agreements pursuant to the Rental Agreement, by operation of law or otherwise.

        12. REMARKETING ASSISTANCE. (a) Following the termination of a Rental Agreement upon the default of a Customer, upon GE CAPITAL'S request and provided that GE CAPITAL has made the Equipment legally available, PYXIS shall use its best efforts to assist GE CAPITAL in de-installation, removal, appraisal, refurbishing, storage (including insurance during storage) and disposition of the Equipment, by sale or re-lease, upon terms and conditions mutually acceptable to GE CAPITAL and such purchaser or new Customer; provided that GE CAPITAL shall reimburse PYXIS for out-of-pocket costs previously approved by GE CAPITAL, including sales commissions, if any, upon presentation of satisfactory evidence thereof. In the performance of its obligations under this Section, PYXIS shall not discriminate between Equipment owned by GE CAPITAL, and equipment owned by PYXIS or any other party to which PYXIS may be bound to provide remarketing assistance. PYXIS will offer its customary warranty and maintenance service on comparable used equipment to the purchaser or lessee of any remarketed Equipment.

        (b) PYXIS shall remit the proceeds of remarketing of any Equipment promptly to GE CAPITAL. GE CAPITAL shall apply such proceeds (i) first, to pay its costs incurred in connection with the foreclosure, repossession and remarketing of the Equipment, including without limitation reimbursed costs, attorneys' fees and costs, (ii) second, to any deficiency balance attributable to the defaulted Rental Agreements on its books and records, and (iii) third, unless otherwise required by law, any excess shall be divided equally between PYXIS and GE CAPITAL.

        13.     FIRST YEAR PAYMENT.    In order to induce GE CAPITAL to enter
into this Agreement, PYXIS has represented that the average Purchase Price for all Rental Agreements assigned to GE CAPITAL during the twelve month period from the date hereof (the "First Year") shall equal or exceed $150,000. PYXIS

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agrees that (a) if the average Purchase Price of all such Rental Agreements is between $50,000 and $149,999, PYXIS shall pay GE CAPITAL promptly upon receipt of notice an amount equal to $5,000 for each $1,000,000 (or portion thereof) aggregate Purchase Price paid by GE CAPITAL to PYXIS during the First Year, and
(b) if the average Purchase Price of all such Rental Agreements is less than $50,000, PYXIS shall pay GE CAPITAL promptly upon receipt of notice an amount equal to $7,500 for each $1,000,000 (or portion thereof) aggregate Purchase Price paid by GE CAPITAL to PYXIS during the First Year.

        14.     TERM AND TERMINATION.   This Agreement shall be effective upon
execution by GE CAPITAL and PYXIS and shall continue from such effective date until terminated by either party at any time upon sixty (60) days prior written notice; provided that either party may terminate this Agreement immediately upon notice to the other in the event of a breach by the other party. Upon termination or expiration of this Agreement, the obligations of the parties with respect to Rental Agreements not approved by GE CAPITAL shall cease.

        15. MISCELLANEOUS. (a) GE CAPITAL and PYXIS acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. PYXIS shall have no right or authority to, and will not attempt to, accept collections, repossess or consent to the return of the Equipment (other than for repairs or as otherwise consented to in a prior writing by GE CAPITAL) or otherwise modify the terms of any Rental Agreement in any way whatsoever.

        (b) The rights and obligations of PYXIS hereunder may not be assigned without the written consent of GE CAPITAL, except that PYXIS may assign its rights to receive money or other payments under this Agreement.
        (c) The provisions of this Agreement and the rights and obligations of the parties hereto shall survive the execution and delivery hereof, and except insofar as they relate to entering into further Rental Agreements, shall survive the termination of this Agreement.
        (d) Notices of PYXIS or GE CAPITAL under this Agreement shall be deemed to have been given if sent by recognized overnight delivery or registered or certified mail, return receipt requested, to the other party at the address first stated above or such other address as such party may have provided by notice.
        (e) The parties agree that this Agreement has been executed and delivered in, and shall be construed in accordance with the laws (other than the choice of law provisions) of, the State of New York. All actions in connection with this Agreement shall be maintained in the federal or state courts of New York.
        (f) If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
        (g) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and incorporates all representations made in connection with negotiation of the same. The terms may not be terminated or amended orally, but only by a writing duly executed by each of the parties hereto. Additional terms of this Agreement may from time to time be set forth in written Riders hereto, all of which are hereby incorporated by reference herein.
        (h) This Agreement and any amendments hereto shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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        (i)     In the event there is any conflict between this Agreement and any ancillary agreements with respect to any Rental Agreement or Equipment, the terms and conditions of this Agreement shall control.

        16.     DEFINITIONS.

        (a) "Agreement" means this Vendor Program Agreement, as amended from time to time.
        (b) "Customer" means a qualified customer of PYXIS who is an obligor under a Rental Agreement or guarantor of the obligations of such Customer.
        (c) "Default" means a breach by PYXIS of any representation, warranty, covenant or term of this Agreement or of any documents by which PYXIS is bound in connection with a Rental Agreement or a default by PYXIS under any other agreement by and between PYXIS or any affiliate thereof and GE CAPITAL and any affiliate thereof.
        (d)     "ECOA" means the federal Equal Credit Opportunity Act.
        (e) "ECOA Notice" means a notice to the Customer whose application for credit has been denied or conditionally approved in the form required by the ECOA.
        (f) "Event of Cancellation", with respect to a Rental Agreement, means (i) a Material Adverse Change in Financial Condition, business or operations of PYXIS since the date of this Agreement or of the Customer since the date of the related Offer Document Package, the time Equipment related to such Rental Agreement is to be accepted by the Customer or the last day of a Free Use Period, or (ii) a breach of any term of such Rental Agreement or of any related guaranty or credit support agreement, or (iii) any Default, or (iv) the occurrence of an event which causes a representation made by Customer, PYXIS or any other party in connection with the Rental Agreement or under this Agreement to be or become false or misleading in any material respect or, (v) notification by a Customer to PYXIS or to GE CAPITAL of its intent to cancel all or any part of the Rental Agreement or to reject or refuse to accept any Equipment governed thereby.
        (g) "Final Document Package" means such other and further documents as GE CAPITAL shall from time to time require in accordance with its standard procedures for the Program (including without limitation evidence of the original cost of any Equipment) in order to complete Rental Agreement and to pay the Purchase Price of Equipment to PYXIS.
        (h) "Free Use Period" means the period so named in a Rental Agreement during which a Customer is entitled to use of Equipment without charge and with rights of cancellation.
        (i) "Material Adverse Change in Financial Condition" means (i) a significant negative change in any financial condition from the financial condition reflected in the most recent financial statements delivered to GE CAPITAL by PYXIS or a Customer; (ii) insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing under Title II of the United States Code or any successor or similar federal or state statute, assignment for the benefit of creditors, appointment of a receiver, dissolution or change in the corporate structure or in a material portion of stock or asset ownership; or (iii) as to a Customer, the death or incapacity of any principal thereof.
        (j) "Offer Document Package" means an application (including credit information concerning the Customer) and any other documents required by GE CAPITAL to initiate its consideration of a proposed Rental Agreement.
        (k) "Purchase Price" means the present value of the aggregate rental payments scheduled under a Rental Agreement for the fixed term thereof, discounted at the Standard Rate applicable thereto or such other special rate as may have been previously approved by GE CAPITAL in writing.

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        (l)     "Rental Agreement" means the PYXIS Rental Agreement in
substantially the form attached hereto as Exhibit A, as it may be amended from time to time with the prior written consent of GE CAPITAL, and any renewal, extension and novation, guaranty thereof and any credit enhancement required of a Customer in regard thereto.

        (m) "Standard Rates" means the lease or financing rates applicable to Rental Agreements as defined in Section 6.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives on the date set forth below.

PYXIS CORPORATION                       GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ G.E. Forth                      By: /s/ Thomas H. Mann
    ---------------------------             --------------------------------

Title: V.P. & C.F.O                     Title: V.P. & Gen. Mgr.
       ------------------------                -----------------------------

Date: 10/10/91                          Date: 10/11/91
      -------------------------               ------------------------------


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
ASSIGNMENT
- ----------


CUSTOMER LEGAL NAME: __________________________________________________________

CREDIT APPROVAL NO. ___________________________________________________________

PURCHASE PRICE: _______________________________________________________________

RENTAL AGREEMENT consisting of:

* Rental Agreement Dated: _____________________________________________________
* Notice of Assignment Dated: _________________________________________________
* Guaranty (Guarantor name and address): ______________________________________
                                         ______________________________________
                                         ______________________________________
* Other (including UCC-1, if applicable): _____________________________________
                                          _____________________________________

        FOR VALUE RECEIVED, PYXIS CORPORATION, a Delaware corporation, as assignor ("Assignor") hereby GRANTS, TRANSFERS, ASSIGNS, SETS OVER and CONVEYS to GENERAL ELECTRIC CAPITAL CORPORATION, its successors and assigns, as assignee ("Assignee") all of the right, title and interest of Assignor in, to and under the Rental Agreement described above, the true, correct and complete original of which is attached hereto and made a part hereof, all payments due or to become due thereunder, and a first priority security interest in the Equipment described therein, and all present and future accessions, attachments, replacements, substitutions and additions and all proceeds thereof (collectively referred to hereafter as the "Account"), WITHOUT RECOURSE or warranty except as provided herein. Notwithstanding the foregoing, Assignor shall retain all obligations for training, service and maintenance under said Rental Agreement and/or related to said Equipment. Assignor authorizes Assignee to collect any and all installments on the Account and to take action thereunder which Assignor might otherwise take.

        To induce Assignee to purchase the Account, Assignor warrants that:

        (a) The Account is a genuine, legal, binding obligation of a bona fide lessee (hereafter called "Customer") enforceable in accordance with its terms for the amount owing thereunder as shown above.

        (b)     All information contained therein are true and correct.

        (c) The Equipment has been previously duly delivered or installed, as applicable and accepted by Customer.

        (d) The Account is and will be free from any liens, setoffs, counterclaims and other defenses.

        (e) Assignor has the right to assign the Account and this Assignment conveys good title to the Account and Equipment described therein, free and clear of any other liens and encumbrances whatsoever.

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        This Assignment is governed by and subject to the terms of that
certain Vendor Program Agreement dated as of October    , 1991 by and
between Assignor and Assignee.


                                        Dated                       19
                                               --------------------    -----

                                        ASSIGNOR: PYXIS CORPORATION

                                        By:
                                             -------------------------------

                                        Title:
                                               -----------------------------

                              NOTICE OF ASSIGNMENT

                    (Insert Date of Transaction)____________

TO: (Insert Customer Legal Name and Address) _________________________________

RE: Rental Agreement No. _______________  Dated ___________________

Dear Customer:

        In accordance with your Rental Agreement with Pyxis Corporation ("PYXIS") dated _____________, PYXIS has assigned all payments pursuant to the Rental Agreement, beginning with your payment due ___________, to GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"). GE CAPITAL will invoice you for the ______________ remaining payments equal to $__________ per payment. Your payments should be sent to GE CAPITAL at [P.O. Box 4485, Canton, Ohio 44760].

        PYXIS has not transferred its obligations to provide training or maintenance on the Equipment or any related software. All correspondence, questions and payments regarding training and maintenance relating to Equipment or software should be directed to your PYXIS representative. GE CAPITAL will have no responsibility for training and maintenance. You are obligated to pay the monthly rental or installment payment required by your Rental Agreement to GE CAPITAL notwithstanding any complaint you may have against PYXIS for service, maintenance or otherwise.

        The Rental Agreement is the only agreement you have with PYXIS pertaining to the Equipment or software, except for a service agreement dated ____________. Also, you have no claim pertaining to the Equipment or software which has been delivered and accepted by you.

        Please acknowledge receipt of this Notice of Assignment ("Notice") in the space provided below and return this Notice to GE CAPITAL at ____________ __________________. In the event that you do not notify GE CAPITAL in writing to the above address within ten (10) days of the above date of any disagreement with the information stated in this Notice, GE CAPITAL will assume you have read and agreed with the information in this Notice.

Sincerely,

PYXIS CORPORATION                               I HAVE READ AND AGREED WITH ALL
                                                THE INFORMATION CONTAINED IN THE
                                                NOTICE.

By: ______________________________              CUSTOMER: ____________________

Title: ___________________________              By: __________________________

                                                Title: _______________________

                                                Date: ________________________

cc:  All Guarantors
     GE CAPITAL

10/30/91

                                    RIDER #1
                                       TO
                            VENDOR PROGRAM AGREEMENT
                      DATED AS OF OCTOBER 10, 1991 BETWEEN
              GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL")
                       AND PYXIS CORPORATION ("COMPANY")

        THIS RIDER is hereby incorporated into and made a part of the above referenced Vendor Program Agreement, as amended from time to time (the "Agreement") and is subject to all of the terms and provisions thereof. All terms used and not defined herein shall have the meanings set forth in the Agreement.

        COMPANY and GE CAPITAL wish to amend the Agreement to enhance certain aspects of the Program, to permit GE CAPITAL to execute certain financing statements on behalf of COMPANY and to clarify treatment of certain tax collections.

        COMPANY has also requested that GE CAPITAL consider Municipal Transactions consisting of leases or lease-purchases by certain qualified municipalities and other political subdivisions be included in the Program, and GE CAPITAL has agreed to do so, subject to the provisions of this Rider. COMPANY understands that it shall be the lessor in Municipal Transactions, that it shall assign its rights thereunder to GE CAPITAL, and that special documentation shall be required for all Municipal Transactions.

        NOW THEREFORE, for the consideration set forth herein and in the Agreement, GE CAPITAL and COMPANY hereby agree that:

        A.      AMENDMENTS. The following subsection is added at the end of
Section 7 of the Agreement:

        (d) GE CAPITAL shall provide billing and collection services for sales and use taxes which may be assessed or owing in connection in such amounts and in connection with such Rental Agreements and Service Agreements, as applicable, as PYXIS shall notify GE CAPITAL, using procedures substantially similar to those used by GE CAPITAL for its own accounts. GE CAPITAL shall remit all sums actually collected to the appropriate jurisdictions. GE CAPITAL shall have no obligation to undertake any collection activity separate from collection activity on a Rental Agreement with regard to such payments and shall have no liability to any party in connection therewith.

        B. LIMITED POWER OF ATTORNEY. PYXIS hereby appoints GE CAPITAL as its true and lawful attorney, irrevocably and with power of substitution, with full power (in the name of PYXIS or otherwise) to (a) execute and file all financing statements under the Uniform Commercial Code or any similar regulation or statute and any other instrument necessary or desirable for protection of any security under the Agreement and (b) transfer any rights under any Transaction under the Agreement or any Equipment governed thereby to protect GE CAPITAL's rights therein or thereunder.

        C.      MUNICIPAL TRANSACTIONS.

        1.      The following definitions shall apply to this Rider:

        (a) "Municipal Lease" means a lease or lease-purchase agreement and all related documents in the form provided by or acceptable to GE CAPITAL, between COMPANY as lessor and a Municipal Lessee.

        (b) "Municipal Lessee" means a Lessee which is a state or a political subdivision of the state in which it is located and which, if the Municipal Lease contemplates that interest income received by GE CAPITAL shall not be included in GE CAPITAL's gross income (any such interest income, "Tax-Exempt Income") under the Internal Revenue Code of 1986, as amended (the "Code"), qualifies as an issuer of a State or local bond for purposes of
Section 103 of the Code.

        (c) "Municipal Transaction" means a Transaction entered into by COMPANY as lessor and by a Municipal Lessee and documented on a Municipal Lease.

        (d) "Repurchase Amount" means a sum equal to the total of the following amounts due or to become due under a Municipal Transaction: (i) all accrued rent or installment payments and other sums due and payable under the Municipal Transaction as of the date the Repurchase Amount is paid, plus (ii) the remaining rental or installment payments due during the remainder of the term of the Municipal Transaction, with each such payment discounted to its net present value at the applicable Standard Rate (or the special rate quotation if one was approved) originally used to calculate such payments, plus (iii) the amount of any purchase option set forth in the Municipal Lease, plus (iv) an amount necessary to compensate GE CAPITAL for federal income taxes payable on such Repurchase Amount because of the loss of any expected tax exemption on applicable interest income.

        (e) "RFP" means any Request for Proposal or other purchase or offering document issued from time to time by a Municipal Lessee in connection with a Municipal Transaction.

        2. COMPANY hereby represents and warrants to GE CAPITAL, its successors and assigns, in connection with any Municipal Transaction, that:

        (a) COMPANY has complied and will comply with all bidding requirements applicable to the Municipal Transaction and with all requirements in the RFP, including without limitation those applicable to (i) the Equipment,
(ii) the entity (a "Contractor") submitting a proposal in response to the RFP, and (iii) compliance with all federal and state statutes and regulations governing equal employment opportunity, affirmative action and environmental protection. COMPANY is the Contractor named in and subject to the RFP.

        (b)     The Lessee under the Municipal Transaction is a Municipal
Lessee.

        (c) Each scheduled payment under any Municipal Transaction which contemplates that Tax-Exempt Income shall be received by GE CAPITAL constitutes a payment of principal and interest entirely attributable to the use of the Equipment and no portion thereof is attributable to current expenditures by the Municipal Lessee for maintenance, service or license fees.

        (d) The Municipal Lessee has complied fully with all applicable law governing open meetings, public bidding and appropriations in connection with the Municipal Transaction and the execution of all documents relating to the Municipal Transaction, and has obtained the necessary unrestricted appropriations to pay all its obligations under the Municipal Transaction accruing during its current fiscal year. The Municipal Lessee has consented to the assignment of the rights of COMPANY in the Municipal Transaction to GE CAPITAL.

        (e) The Equipment governed by any Municipal Transaction which contemplates that Tax-Exempt Income shall be received by GE CAPITAL will be used solely by the Municipal Lessee in connection with its governmental and proprietary functions and will not be used by or for the benefit of any private entity.

        3. (a) COMPANY shall indemnify and hold GE CAPITAL harmless pursuant to Section 10 of the Agreement in connection with any breach of the representations and warranties of COMPANY set forth in this Rider.

        (b) If any Municipal Transaction contemplates that Tax-Exempt Income shall be received by GE CAPITAL and any payment or portion thereof under the applicable Municipal Lease is not deemed to be Tax-Exempt Income, COMPANY shall reimburse GE CAPITAL upon demand for any federal income taxes payable on such payment or portion thereof.

        (c) Within ten (10) days of demand and the receipt of notice from GE CAPITAL, COMPANY shall repurchase any Municipal Transaction from GE CAPITAL for the Repurchase Amount applicable thereto in the event that:

                (i) the Municipal Transaction is terminated for the convenience of the Municipal Lessee, or

                (ii) GE CAPITAL is deemed by any third party to be a Contractor or a sub-contractor under the RFP and GE CAPITAL determines in its sole judgment that it does not comply with any provision of the RFP which would be applicable thereto, in which case the repurchase of the Municipal Transaction shall be effective as of the day preceding the date on which GE CAPITAL is deemed to be a Contractor, or

                (iii) a Non-Appropriation (as described in the Municipal Lease) occurs and COMPANY agrees to sell, lease, rent or otherwise provide to the Municipal Lessee equipment serving the same purpose and function as the Equipment within one (1) year.

        (d) Any such repurchase shall be on an AS-IS, WHERE-IS BASIS, with no recourse to or warranty whatsoever from GE CAPITAL except as to title. COMPANY agrees that GE CAPITAL may offset any Repurchase Amount then due GE CAPITAL against sums then or thereafter due COMPANY.

        4. COMPANY agrees to execute and deliver to GE CAPITAL such further documents and instruments as GE CAPITAL may request to protect its interest in any Municipal Transaction and the Equipment governed thereby, including without limitation ancillary agreements concerning document changes or deficiencies in a Municipal Lease.

        5. The parties specifically agree that each and every lease or lease-purchase agreement with an entity purported to be a Municipal Lessee which has been approved or entered into by GE CAPITAL prior to the date hereof shall be deemed to be a Municipal Transaction governed by and subject to the provisions of the Agreement, as amended, and this Rider.

        D. NO OTHER AMENDMENTS. The provisions of this Rider shall be in addition to and not in the place of any other provision of the Agreement. Except as specifically amended herein, all other provisions of the Agreement and the obligations of the parties pursuant thereto shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Rider to be executed by their duly authorized representatives on the date of and in connection with the execution of the Agreement.

GENERAL ELECTRICAL CAPITAL CORPORATION        PYXIS CORPORATION

By: /s/ Thomas H. Mann                        By:  /s/ Stephen M. Foster
    ---------------------------                   ------------------------------

Title: VP & GM                                Title: VP Contracts
       ------------------------                      ---------------------------

Date: 12/13/91                                Date: 12/9/91
      -------------------------                     ----------------------------

                                  RIDER NO. 2
                                       TO
                            VENDOR PROGRAM AGREEMENT
                          DATED AS OF OCTOBER 10, 1991
                                    BETWEEN
              GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL")
                                      AND
                          PYXIS CORPORATION ("PYXIS")

        This Rider is hereby incorporated into and made a part of the above referenced Vendor Program Agreement, as amended from time to time (the "Agreement") and is subject to all of the terms and provisions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

        PYXIS and GE CAPITAL wish to amend the Agreement to enhance certain aspects of the Program and to provide for a long-term competitive captive financing relationship in which GE CAPITAL shall provide additional services and financing in exchange for its appointment as PYXIS's primary captive financing partner;

        NOW THEREFORE, for the consideration set forth herein and in the Agreement, GE CAPITAL and PYXIS hereby agree as follows:

        A. The term "Equipment" in the first sentence of Section 4 of the Agreement is hereby deleted and the term "Rental Agreement" substituted in its place.

        B. The terms "renewals" and "extensions" are hereby deleted from
Section 5 of the Agreement.

        C. The final four words of Section 7(a) of the Agreement are hereby amended to read "Rental Agreements and the Collateral."

        D. The term "Rental Agreement" in the final sentence of Section 7(c) is hereby deleted and the term "service agreement" substituted in its place.

        E. Section 8(k) is hereby amended in its entirety to read as follows:

              "(k) PYXIS has not received and will not receive any rent or other monies from any Customer in respect of any Rental Agreement (other than any required advance rent) and will immediately remit any advance rent or other funds due to GE CAPITAL during the fixed term of such Rental Agreement if received;"

        F. The following sentence is hereby added to the end of Section 11(a):

        "Upon receipt of such payment, GE CAPITAL shall assign to PYXIS all of its right, title and interest in and to such Rental Agreement and the Equipment subject thereto on an AS-IS, WHERE-AS basis."

        G. Clause (iii) of Section 12(b) is hereby amended in its entirety to read as follows: "(iii) third, any excess shall be paid to PYXIS."

        H. The phrase "(including without limitation evidence of the original cost of any Equipment)" is hereby deleted in its entirety from Section 16(g).

        I. The terms "renewal" and "extension" are hereby deleted from Section 16(l).

        J. Section C(1)(d) of Rider No. 1 to the Agreement is hereby amended in its entirety to read as follows:

        "(d) "Repurchase Amount" means a sum equal to the total of the following amounts due or to become due under a Municipal Transaction: (i) all accrued rent or installment payments and other sums due and payable under the Municipal Transaction as of the date the Repurchase Amount is paid, plus (ii) the remaining rental or installment payments due during the remainder of the term of the Municipal Transaction, with each such payment discounted to its net present value at the applicable Standard Rate (or the special rate quotation if one was approved) originally used to calculate such payments, plus (iii) the amount of any purchase option set forth in the Municipal Lease, if such purchase option was part of the amount funded by GE CAPITAL, plus (iv) an amount necessary to compensate GE CAPITAL for federal income taxes payable on such Repurchase Amount because of the loss of any expected tax exemption of applicable interest income, if such tax exemption was part of the funding calculation made by GE CAPITAL with respect to such Municipal Transaction.

        K. GE CAPITAL FUNDING COMMITMENT. Provided that the Rental Agreements which GE CAPITAL is requested to purchase meet the same credit criteria as the Rental Agreements which GE CAPITAL previously purchased under the Program, GE CAPITAL will use its best efforts to provide up to Seventy Five Million Dollars ($75,000,000) in financing, subject to the terms of this Rider 2. GE CAPITAL will notify PYXIS on a quarterly basis if it has reason to believe that during the next six (6) month period, it will be unable to finance at least one and a-half (1.5) times the amount financed by GE CAPITAL under the program during the previous six (6) month period.

        L. PYXIS VOLUME COMMITMENT. PYXIS agrees that during the term of the Agreement, GE CAPITAL shall remain PYXIS's primary captive financing partner, provided that GE CAPITAL elects to purchase the Rental Agreements which PYXIS shall offer from time to time. In the event that GE CAPITAL does not elect to purchase any such Rental Agreement, PYXIS may find a third party purchaser for any such Rental Agreement. PYXIS represents and warrants that it will provide GE CAPITAL with the opportunity to purchase Forty Million Dollars ($40,000,000) in volume under the Program during the eighteen (18) month period commencing October 15, 1992 through March 15, 1994 (the "Period"). PYXIS will use its best efforts to provide GE CAPITAL with the opportunity to purchase an additional Twenty Million Dollars ($20,000,000) in volume under the Program during the Period. PYXIS agrees to pay to GE CAPITAL a pro-rata portion of a good faith commitment fee of Two Hundred Thousand Dollars ($200,000) (the "Commitment Fee") if less than Forty Million Dollars ($40,000,000) in volume is purchased by GE CAPITAL during the Period.

The obligation to pay a pro-rata portion of the Commitment Fee shall be subject to Acts of God or an unforseeable change in the general business environment in which PYXIS operates.

     M. ANNUAL LOSS POOL.

     1. The following definitions shall apply to this Section M:

        (a) "Estimated Remarketing Proceeds" shall refer to PYXIS's estimate of the fair market value of the Equipment governed by a Rental Agreement as to which a Rental Agreement Default has occurred, minus its reasonable remarketing out-of-pocket costs and applicable taxes.

        (b) "Loss Pool Balance" shall refer to the aggregate amount recorded in any Loss Pool Account at any time.

        (c) "Loss Pool Credit shall be two and a-half percent (2.5%) of the Purchase Price paid by GE CAPITAL for any Rental Agreement.

        (d) "Rental Agreement Default" shall refer to (i) the failure of a Customer to make any payment or perform any obligation due under a Rental Agreement for a period of 90 days (except for the reasons set forth in Section 11(a) of the Agreement) or (ii) a Customer's insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing under Title 11 of the United States Code or any successor or similar federal or state statute, assignment for the benefit of creditors, appointment of a receiver, dissolution or change in a material portion of stock or asset ownership.

        (e) "Rental Agreement Default Amount" shall refer to (i) all amounts due and owing under a Rental Agreement as of the date of the Rental Agreement Default, including, interest on the unpaid balance and (ii) all remaining scheduled payments thereunder, discounted to their present value at the applicable Standard Rates.

     2. GE CAPITAL and PYXIS shall, for accounting purposes only, establish an annual Loss Pool Account for all Rental Agreements purchased by GE CAPITAL in any calendar year (commencing October 15, 1992).

     3. Simultaneously with the payment of the Purchase Price for any Rental Agreement, GE CAPITAL shall record in the applicable Loss Pool Account an amount equal to the Loss Pool Credit applicable to such Rental Agreement. GE CAPITAL shall on a quarterly basis give PYXIS notice of adjustments to each Loss Pool Account and of each Loss Pool Balance.

     4. In the event of a Rental Agreement Default, GE CAPITAL shall give PYXIS written notice thereof and of the Rental Agreement Default Amount. Within ten
(10) days of receipt of such notice, PYXIS shall (i) pay GE CAPITAL the Rental Agreement Default Amount, but not more than the applicable Loss Pool Balance at such time and (ii) give GE CAPITAL written notice of the Estimated Remarketing Proceeds of the Equipment governed by such Rental

Agreement, provided that the amount of the Estimated Remarketing Proceeds may be estimated by GE CAPITAL if written notice thereof is not provided by PYXIS in a timely manner.

        5. Upon receipt of the Rental Agreement Default Amount (or if the applicable Loss Pool Balance is less than the Rental Agreement Default Amount, upon receipt of the applicable Loss Pool Balance), GE CAPITAL shall (i) subtract an amount equal to the Rental Agreement Default Amount from the applicable Loss Pool Balance (of if the applicable Loss Pool Balance is less than the Rental Agreement Default Amount, shall reduce the applicable Loss Pool Balance to zero) and (ii) add an amount equal to the Estimated Remarketing Proceeds to the applicable Loss Pool Balance. The remarketing proceeds actually received by PYXIS on account of the remarketed Equipment shall be distributed in accordance with Section 12 of the Agreement. GE CAPITAL will adjust the applicable Loss Pool Balance if the remarketing proceeds actually received on account of the remarketed Equipment pursuant to Section 12 of the Agreement are more than ten percent (10%) higher or lower than the Estimated Remarketing Proceeds.

        6. In the event that the Rental Agreement Default Amount is greater than the sum of the applicable Loss Pool Balance and the remarketing proceeds related to such Rental Agreement which are retained by GE CAPITAL pursuant to Section 12 of the Agreement, GE CAPITAL shall be entitled to retain any future collections in regard of the Rental Agreement, up to an amount equal to GE CAPITAL's full recovery of the Rental Agreement Default Amount, and any remaining sums received by GE CAPITAL with respect to such Rental Agreement shall be remitted to PYXIS.

        7. Provided that (a) GE CAPITAL has received from PYXIS the applicable Rental Agreement Default Amount and (b) the defaulted Rental Agreement is not treated as a true lease for federal income tax purposes on the books and records of GE CAPITAL, GE CAPITAL shall transfer and assign all its rights under and interest in such Rental Agreement and the Equipment governed thereby to PYXIS on an AS-IS, WHERE-IS basis, without recourse or warranty.

        N. SERVICED ACCOUNTS. (1) AT PYXIS's request, GE CAPITAL shall provide its customary credit and documentation review and monthly billing and collections services for any Rental Agreement not purchased by GE CAPITAL and related servicing agreement, if any (collectively, the "Serviced Account"), subject to the following terms and conditions. GE CAPITAL shall provide monthly billing and collection services to PYXIS for Serviced Accounts. GE CAPITAL shall remit all sums actually collected to PYXIS on a monthly basis, along with a report summarizing the collection activity for the previous month. GE CAPITAL shall have no obligation to undertake any separate collection activity with respect to any Serviced Account. In consideration of GE CAPITAL's services pursuant to this Section N, PYXIS agrees to pay GE CAPITAL the following servicing fees ("Servicing Fees") for each Serviced Account and agrees that GE CAPITAL may deduct such Servicing Fees from the amounts remitted to PYXIS: (i) an initial charge for credit and documentation review and systems booking in the amount of One Hundred and Fifty Dollars ($150); (ii) an initial charge for all subsequent schedules to a Serviced Account which do not require independent credit review in the amount of Fifty Dollars ($50.00); and (iii) a monthly fee for billing and collections services in the amount of Twelve Dollars ($12.00) for each invoice delivered by GE CAPITAL. GE CAPITAL will bill and collect sales and use tax on Pyxis's behalf and remit all sums collected to Pyxis.

        (2) GE CAPITAL and PYXIS will negotiate new Servicing Fees in the event the Volume Commitment set forth in the second sentence of Section L of this Rider 2 is not satisfied.

        (3)     Notwithstanding any termination of the Agreement pursuant to
Section 14, GE CAPITAL will continue to service for their initial terms any Serviced Accounts previously serviced by GE CAPITAL. In the event that GE CAPITAL determines that it no longer desires to provide billing and collections services for Rental Agreements it has not purchased and related service agreements, GE CAPITAL shall provide PYXIS with a twenty-four (24) month written notice before declining to provide such services for new Rental Agreements and related service agreements.

        O. FUTURE PORTFOLIO PURCHASES. At PYXIS's request, GE CAPITAL will purchase any Rental Agreement described in Section N, provided the applicable Customer (i) was credit approved by GE CAPITAL pursuant to Section (D) above,
(ii) has made prompt payment under such Rental Agreement for the prior six (6) months, (iii) has fulfilled all other obligations under such Rental Agreement, and (iv) has not suffered a Material Adverse Change in Financial Condition. In determining the Purchase Price which it is willing to pay for such Rental Agreement, GE CAPITAL will utilize Standard Rates which are no higher than those used in the Program at such time. If any such Rental Agreement contains a remaining term of more than thirty (30) months and less than thirty-six (36) months, GE CAPITAL will utilize the Standard Rates applicable to a thirty-six
(36) month transaction to calculate the Purchase Price. GE CAPITAL may, in its sole discretion, approve the use of rates lower than the Standard Rates in calculating the Purchase Price of significant portfolios of Rental Agreements. Any Servicing Fees (other than the monthly billing and collections fees (unless prepaid)) previously received by GE CAPITAL with respect to any Rental Agreement comprising part of a portfolio purchase shall be refunded to PYXIS on the date of the portfolio purchase.

        P.      STANDARD RATES. Standard Rates will extend from the fifteenth
(15th) day of each calendar month through the fourteenth (14th) day of the following calendar month. Subject to the establishment of Loss Pool Accounts and based upon the Volume Commitment set forth in the second sentence of Section L, GE CAPITAL will reduce the Standard Rates in accordance with Schedule A to this Rider 2.

        Q. AUTOMATED DOCUMENT SUPPORT. GE CAPITAL will cooperate with PYXIS to ensure that PYXIS is able to take advantage of any improvements in GE CAPITAL's Management Information Systems (MIS) which are programmed to produce automated Rental Agreements.

        R. CUSTOM SYSTEMS SUPPORT. GE CAPITAL will use its best efforts to develop an automated tracking system for PYXIS and its Customers which may be used to forecast future Equipment sales. GE CAPITAL will train PYXIS personnel to operate any such automated tracking system it may develop.

        S. DOCUMENTATION DEFICIENCIES. If any Final Document Package contains documentation deficiencies, GE CAPITAL may, in its sole discretion, approve and purchase the applicable Rental Agreement, provided that PYXIS agrees to promptly correct such documentation deficiencies. GE CAPITAL and PYXIS shall jointly establish procedures for correcting such documentation deficiencies.

        T. PRIVATE LABEL PROGRAM. Section 7(b) of the Agreement is hereby amended to read as follows:

        "GE CAPITAL shall designate a manager for the Program and shall provide a toll-free telephone number for use in connection with the Program. All Rental Agreements and all Serviced Accounts shall be administered under the name PYXIS FINANCIAL SERVICES. GE CAPITAL shall cooperate with PYXIS to develop the necessary documentation and other identification materials for use in the Program and shall provide to PYXIS periodic reports showing amounts purchased, delinquencies and such other matters as the parties may agree upon. In the event of a Default under, or termination of, the Agreement or a default under any Rental Agreement purchased by GE CAPITAL, GE CAPITAL shall have the right to distribute a notification to the applicable Customer executed by PYXIS FINANCIAL SERVICES of the assignment to GE CAPITAL of such Rental Agreement and proceed to administer each Rental Agreement purchased by GE CAPITAL in its own name and shall continue to administer all Serviced Accounts in the name of PYXIS FINANCIAL SERVICES."

        U. NO OTHER AMENDMENTS. The provisions of this Rider 2 shall be in addition to and not in the place of any other provision of the Agreement. Except as specifically amended herein, all other provisions of the Agreement and the obligations of the parties pursuant thereto shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Rider 2 to be executed by their duly authorized representatives as of the dates set forth below.

PYXIS CORPORATION                GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ G.E. Forth               By: /s/ Thomas H. Mann
    ---------------------------      ------------------------------------

Title: VP & CFO                  Title: Vice President & General Manager
       ------------------------         ---------------------------------

Date: 1/12/93                    Date: 1/15/93
      -------------------------        ----------------------------------

                                   EXHIBIT A

                                             Standard Rates for Transactions
Transaction                                  -------------------------------
Term (Months)            12             24              36              48              60
- ------------             --             --              --              --              --
Spread to Like-
Term Treasuries
in Basis Points          782            574             363             352             346

                                  RIDER NO. 3
                                       TO
                            VENDOR PROGRAM AGREEMENT
                          DATED AS OF OCTOBER 10, 1991
                                    BETWEEN
              GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL")
                                      AND
                          PYXIS CORPORATION ("PYXIS")

        THIS RIDER is hereby incorporated into and made apart of the above referenced Vendor Program Agreement, as amended from time to time (the "Agreement") and is subject to all of the terms and provisions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

        PYXIS and GE CAPITAL wish to amend the Agreement to provide for an enhanced captive financing alliance pursuant to which GE CAPITAL will provide additional financing and administrative services in exchange for its appointment as PYXIS's exclusive captive financing partner.

        PYXIS and GE CAPITAL desire that the Program operate for the mutual benefit of the parties and wish to agree upon the means and manner of achieving the foregoing.

        NOW THEREFORE, for the consideration set forth herein and in the Agreement, GE CAPITAL and PYXIS hereby agree as follows:

        A. GE CAPITAL FUNDING COMMITMENT. Section K of Rider No. 2 to the Agreement ("Rider No. 2") is hereby amended in its entirety to read as follows:

        "GE CAPITAL will provide a minimum of Five Hundred Million Dollars ($500,000,000) in financing from the date of this Rider No. 3 through the end of the term of the Agreement provided that the total amount of all financings which are outstanding under the Agreement at any one time shall not exceed Three Hundred and Fifty Million Dollars ($350,000,000) and provided further that the Rental Agreements which GE CAPITAL is requested to purchase meet the credit criteria established by GE CAPITAL for the purchase of Rental Agreements under the Program and have a term which is greater than thirty-six (36) months."

        B. PYXIS VOLUME COMMITMENTS. Section L of Rider No. 2 is hereby amended in its entirety to read as follows:

        "PYXIS agrees that during the term of the Agreement, GE CAPITAL shall remain PYXIS's exclusive captive financing partner. PYXIS represents and warrants that it will provide GE CAPITAL with the opportunity to purchase on a quarterly basis a minimum of fifty percent (50%) of the aggregate dollar amount of Rental Agreements having a term which is greater than thirty six (36) months entered into by PYXIS during such calendar quarter. Each of the Rental Agreements purchased by GE CAPITAL shall meet the credit criteria ESTABLISHED by GE CAPITAL for the purchase of Rental Agreements under the Program. PYXIS further agrees that during the term of the Agreement, PYXIS shall offer to GE CAPITAL a right of first refusal to purchase all portfolios of Rental Agreements offered for sale by PYXIS from time to time. In the event that GE CAPITAL does not notify PYXIS of its decision to purchase any such portfolio of Rental Agreements within ten (10) business days of receipt of PYXIS' offer, PYXIS may sell such portfolio of Rental Agreements."

        C. COMMITMENT TO CONSULT. GE CAPITAL shall give PYXIS prior written notice ("Consultation Notice") of the intention of the Vendor Financial Services division of GE CAPITAL ("VFS") to enter into a Vendor Program Agreement or Operating Agreement with any company which competes directly with PYXIS in the sale of drug or supply dispensing products. If PYXIS opposes the entry by VFS into such an agreement, then the issue shall be referred to VFS' General Manager and PYXIS' Chief Operating days notice to GE CAPITAL agrees that it will not enter into such an agreement for a period of one hundred and twenty (120) days following the giving of the Consultation Notice to PYXIS.

        D. STANDARD RATES. Section 6 of the Agreement and Section P of Rider No. 2 are hereby amended in their entirety to read as follows:

        "GE CAPITAL shall advise PYXIS on the first business day of each calendar month of the Standard Rates applicable to each Rental Agreement. Standard Rates shall be comprised of (i) the cost of capital to GE CAPITAL for the purchase of such Rental Agreement (the "Capital Rate") and (ii) a service rate for administration of such Rental Agreement pursuant to Section I hereof (the "Service Rate"). Capital Rates will be based on a blend of Treasury Bills ("Treasury") and London Interbank Offered Rates ("Libor"), as published in The Wall Street Journal on the last business day of the preceding calendar month. Capital Rates for a forty-eight (48) month Rental Agreement shall be equal to two hundred and forty (240) basis points over the following blended rate: (i) twenty-two percent (22%) of a one year Libor; plus
        (ii) twenty three (23%) of a two year Treasury; plus (iii) twenty six percent (26%) of a three year Treasury; plus (iv) twenty nine percent (29%) of a four year Treasury. Capital Rates for a sixty (60) month Rental Agreement shall be equal to two hundred and twenty-five (225) basis points over the following blended rate: (i) sixteen percent (16%) of a one year Libor, plus (ii) eighteen percent (18%) of a two year Treasury, plus (iii) nineteen percent (19%) of a three year Treasury; plus (iv) twenty two percent (22%) of a four year Treasury; plus (v) twenty five percent (25%) of a five year Treasury. GE CAPITAL shall have no obligation to calculate the Purchase Price of any Rental Agreement at a rate other than the then current Standard Rate as described above. The Standard Rates quoted to PYXIS on a monthly basis shall extend from the fifth (5th) day of each calendar month through the fourth (4th) day of the following calendar month."

        E. AUTOMATED DOCUMENT SUPPORT. Section Q of Rider No. 2 is hereby amended in its entirety to read as follows:

        "GE CAPITAL will cooperate with PYXIS to ensure that PYXIS is able to take advantage of any improvements in GE CAPITAL's Management Information Systems (MIS) which are programmed to produce automated Rental Agreements of any other applicable information system improvements as they become available at VFS."

        F.      RELATIONSHIP MANAGERS.

        (i) GE CAPITAL and PYXIS will each appoint a Relationship Manager (subject to the approval of GE CAPITAL, in the case of the appointment of the PYXIS Relationship Manager) and PYXIS (in the case of the appointment of the GE CAPITAL Relationship Manager) (which approval will in any case not be unreasonably withheld) who will serve as the primary management contact between PYXIS and GE CAPITAL under the Program. The Relationship Managers will be charged with the regular and ongoing monitoring and management of the relationship between PYXIS and GE CAPITAL under the Program, including compliance by the parties with the specific provisions of the Agreement. The Relationship Managers will be available to each other in person or by telephone on a daily basis (consistent with regular work schedules and vacation time) to perform the following functions:

                (a) review, analyze and recommend changes to the transaction flow in order to continuously improve performance. GE CAPITAL's Relationship Manager will utilize GE CAPITAL management tools like work-out and process mapping as well as other GE CAPITAL resources to achieve these improvements;

                (b) facilitate the day to day interactions between the parties;

                (c) assess and resolve disputes between the parties arising from the day to day operations of the Program;

                (d) report to members of the Management Committee appointed by GE CAPITAL and PYXIS, respectively, with respect to material disputes and all other matters which are likely to materially affect the mutual goals and relationship of the parties;

                (e) review from time to time the documents required to be used under the Program; and

                (f) perform such other functions required of each from time to time pursuant to the terms of the Agreement.

        (ii) Each Relationship Manager will be vested with the authority to bind his or her respective employer with respect to the specific matters falling within the scope of his or her responsibilities hereunder. Neither Relationship Manager will have the authority to amend the Agreement or bind his or her respective employer with respect to matters falling outside the scope of his or her responsibilities under the Agreement.

        (iii) The Relationship Managers will serve at the pleasure of their respective employers.

        G.      MANAGEMENT COMMITTEE.

        (i) MEMBERS. The overall management of the Program will be subject to the review and direction of the Management Committee, which will consist of six (6) members. Three (3) members will be designated by PYXIS and three (3) members will be designated by GE CAPITAL.

        (ii) QUORUM AND MAJORITY. At least two (2) members of the Management Committee designated by PYXIS and two (2) members of the Management Committee designated by GE CAPITAL, present either in person or by proxy, will be required for a quorum for the transaction of business at any meeting of the Management Committee, which may be held in person or by means of telephonic conference call in which all parties can communicate with each other. The approval of at least a majority of the members of the Management Committee who participate in the meeting will constitute the act of the Management Committee.

        (iii) MEETINGS. The Management Committee will meet at least semi-annually, provided that PYXIS and GE CAPITAL will be permitted to call meetings of the Management Committee at any time during the term of the Agreement by delivery of at least ten (10) business days prior written notice to the other party, which notice will be deemed waived by attendance at such meeting by the members of the Management Committee.

        (iv) TERM OF OFFICE. Each member of the Management Committee will serve until his or her successor is appointed by the party that appointed that person. Upon the resignation or inability to serve of any member of the Management Committee, the party that originally appointed such member will appoint a successor.

        (V) REPORTS. At each semi-annual meeting of the Management Committee, GE CAPITAL representatives will provide PYXIS representatives with a report on (i) all finance activity under the Program for the previous six months (including submittals, approvals and backlogs); (ii) levels of delinquency; (iii) collections activity; (iv) the Loss Pool Accounts; and (v) issues of customer service and quality control. At each semi-annual meeting of the Management Committee, PYXIS representatives will provide GE CAPITAL representatives with a report on (i) the satisfaction of the volume commitment set forth in Section B of this Rider No. 3, including the aggregate dollar amount of Rental Agreements entered into by PYXIS during the previous six months and the status of all sales and proposed sales of portfolios of Rental Agreements during the previous six months; (ii) status of remarketing pursuant to Section 12 of the Agreement and Section M of Rider No. 2 during the previous six months; (iii) product planning pertinent to the operation of PYXIS Financial Services, and (iv) sales and promotion plans pertinent to the operation of PYXIS Financial Services.

        (vi) REVIEW. Members of the Management Committee will review on a semi-annual basis (i) the Program's financing penetration levels and portfolio performance; (ii) level of customer service and Program services described in Section H of this Rider No. 3; (iii) the financial performance of the Program, including the satisfaction of gross income growth objectives and the return on equity to GE CAPITAL; (iv) any adjustments to be made to the Standard Rates as a result of (iii) to meet the parties' objectives on a going-forward basis; and
(v) any other issues which the parties wish to discuss. If the review reveals a decline in financing penetration levels, portfolio performance or customer service, the Management Committee will identify and recommend to PYXIS and GE CAPITAL methods to reverse the decline and to promote their respective goals. Members of the Management Committee will also review all other areas of the Program's performance, including the continuous improvement of transaction flow and the exploitation of new business opportunities, and will recommend the appropriate action to be taken by PYXIS and GE CAPITAL respectively.

        (vii) MEDIATION OF DISPUTES. Members of the Management Committee will mediate and resolve any disputes between the parties which have not previously been resolved by the Relationship Managers, and will review proposals for amendments to the Agreement or changes to any policies implemented pursuant to the Agreement. Following any necessary discussion, the Management Committee will either accept or reject such proposed amendments or changes. If the Management Committee cannot resolve any disputes between the parties, such matter shall, at the option of GE CAPITAL or PYXIS, be referred to VFS' General Manager and PYXIS' Chief Operating Officer. The resolution of such dispute by such officers shall be binding on GE CAPITAL and PYXIS.

        (viii) STRATEGIC ALLIANCE. PYXIS and GE CAPITAL have joined in a strategic alliance to promote their mutual business goals. Nothing contained herein shall be construed to constitute the creation of a partnership entity for legal purposes, nor to characterize PYXIS and GE CAPITAL as joint venturers. PYXIS and GE CAPITAL will at all times remain independent contractors with respect to the Agreement and otherwise.

        H.      PROGRAM SERVICES.

        (i) GE CAPITAL will, through the term of this Agreement, remain familiar with the business of PYXIS and will devise and propose to PYXIS financial products deemed useful and suitable for the promotion of the Equipment. Such proposals will be considered by the Management Committee, and if approved, will be implemented by means of documentation proposed by GE CAPITAL.

        (ii) GE CAPITAL will perform annual customer surveys which measure customer satisfaction with the financial services provided by PYXIS Financial Services and will share the results of such surveys with PYXIS at the next meeting of the Management Committee. Any changes in the provision of customer service which the surveys indicate is necessary will be implemented following a discussion of the Management Committee.

        I. ADMINISTRATION OF SERVICED AND OWNED ACCOUNTS. Section N of Rider No. 2 is hereby amended in its entirety to read as follows:

        "(i)    In addition to providing billing and collections services for all Rental Agreements acquired by GE CAPITAL pursuant to the Program and any related service agreements (collectively, the "Owned Accounts"), GE CAPITAL shall provide its customary credit and documentation review and monthly billing and collections services for all Rental Agreements and any related service agreements entered into by PYXIS and the end-user of the applicable Equipment during the term of the Agreement but not acquired by GE CAPITAL (collectively, the "Serviced Accounts"), subject to the following terms and conditions. GE CAPITAL shall remit to PYXIS all sums actually collected on a monthly basis with respect to (A) any service agreements which comprise part of the Owned Accounts (the "Owned Service Agreements") and (B) the Serviced Accounts, together with a report which summarizes the collection activity for the previous month. GE CAPITAL shall utilize procedures which are substantially similar to those procedures utilized by GE

CAPITAL for its own accounts in providing billing and collecting services for any Owned Service Agreement or any Serviced Account.

        (ii) With respect to Serviced Accounts administered by GE CAPITAL prior to the date of this Rider No. 3, PYXIS shall continue to remit to GE CAPITAL during the term thereof: (A) an initial charge for credit and documentation review and systems booking in the amount of One Hundred and Fifty Dollars ($150.00); (B) an initial charge for all subsequent schedules to each such Serviced Account which do not require independent credit review in the amount of Fifty Dollars ($50.00); and (C) a monthly fee for billing and collections services in the amount of Twelve Dollars ($12.00) for each invoice delivered by GE CAPITAL. With respect to Owned Service Agreements administered by GE CAPITAL prior to the date of this Rider No. 3, PYXIS shall continue to remit to GE CAPITAL the monthly fee set forth in Section 7(c) of the Agreement.

        (iii) With respect to each Owned Account entered into by PYXIS on or after the date of this Rider No. 3, the Service Rate shall be included in the applicable Standard Rate. With respect to each Serviced Account, PYXIS shall remit to GE CAPITAL a one-time Service Rate payment which shall be equal to the net present value of the rental payments under the related Rental Agreement discounted at the applicable Standard Rate, less the net present value of the rental payments under the related Rental Agreement discounted at the applicable Capital Rate. PYXIS shall remit to GE CAPITAL the one-time Service Rate payment for each Serviced Account within thirty (30) days following the receipt of invoice from GE CAPITAL. The Service Rate established pursuant to this Rider No. 3 shall initially be two and one-half percent (2.5%) and shall not be increased above two and one-half percent (2.5%) by more than .125% per year without the written consent of PYXIS and GE CAPITAL. Any decrease in the Service Rate shall be made at the discretion of the Management Committee. The Service Rate payment may be made by check or by set-off or reduction of any amounts which GE CAPITAL owes to PYXIS pursuant to the Agreement.

        (iv) PYXIS agrees to give GE CAPITAL the right to bid on providing the administrative services described in paragraph (i) above for all Rental Agreements (or similar agreements) entered into by PYXIS and a party who is not the end-user of the applicable Equipment during the term of the Agreement. PYXIS may, in its sole discretion, decide whether or not to accept such bid."

        J. TERM AND TERMINATION. Section 14 of the Agreement is hereby amended in its entirety to read as follows:

        "The Agreement will be effective upon execution by GE CAPITAL and PYXIS and will continue from such effective date for a period of five (5) years from the date of execution of this Rider No. 3 (the "Term"), unless sooner terminated by either party as provided herein. Upon termination or expiration of the Agreement, the obligations of the parties under the Agreement with respect to Rental Agreements not purchased by GE CAPITAL will cease, except as otherwise provided herein. All obligations of the parties under the Agreement with respect to Rental Agreements which have been purchased by GE CAPITAL shall continue for the term of such Rental Agreements. Notwithstanding any termination of the Agreement, GE CAPITAL will, unless otherwise directed by PYXIS, continue to service for their initial terms in accordance with Section I of this Rider No. 3 all Owned Accounts and Serviced Accounts then in existence and shall receive for each such Owned Service Agreement and each Serviced Account, as applicable, the applicable monthly fee set forth in Section I(ii) of this Rider No. 3 or the unpaid Service Rate payment set forth in Section I(iii) of this Rider No. 3. If PYXIS elects following a termination of the Agreement for GE CAPITAL to discontinue servicing for its initial term any Serviced Account entered into by PYXIS on or after the date of this Rider No. 3, GE CAPITAL shall remit to PYXIS the pro-rata portion of the paid Service Rate payment which relates to the remainder of the initial term of such Serviced Account. During the Term, PYXIS may terminate this Agreement for cause upon ten
        (10) days prior written notice if any of the following events occur: (i) all or substantially all of the assets of the Vendor Financial Services division of GE CAPITAL are sold or otherwise transferred to a party who is not wholly-owned by General Electric Capital Services, Inc. without the consent of PYXIS, or (ii) a default by

        GE CAPITAL of its obligations under the Agreement occurs which GE CAPITAL fails to cure following sixty (60) days written notice or (iii) a Material Adverse Change in Condition of GE CAPITAL occurs. If PYXIS exercises its rights of termination under the immediately preceding sentence, PYXIS may elect to purchase all Rental Agreements previously purchased by GE CAPITAL for a purchase price equal to the value of (i) the remaining unbilled rental payments under such Rental Agreements discounted at the Standard Rate such Rental Agreements were originally booked at, plus (ii) the billed but uncollected rental payments due under such Rental Agreements, as reflected on GE CAPITAL's books and records, together with the reasonable cost to GE CAPITAL of consummating such sale. Should PYXIS exercise its right to purchase all Rental Agreements, unless PYXIS elects to have GE CAPITAL continue to bill and collect on all Serviced Accounts in accordance with Section I of this Rider No. 3, all obligations of GE CAPITAL with respect to such Rental Agreements shall cease as of such date of purchase, provided that GE CAPITAL executes and delivers such documents as are necessary to effect such purchase. During the Term, GE CAPITAL may also elect to terminate this Agreement for cause upon ten (10) days prior written notice if (i) all or substantially all of the assets of PYXIS are sold or otherwise transferred without the consent of GE CAPITAL, or (ii) a Default occurs which PYXIS fails to cure following sixty (60) days written notice, or
        (iii) a Material Adverse Change in Condition of PYXIS occurs."

        K. CONFIDENTIALITY. From time to time GE CAPITAL or PYXIS may provide confidential information to the other party. GE CAPITAL and PYXIS will take reasonable steps to preserve the confidential nature of such information and to prevent its disclosure to third parties. GE CAPITAL and PYXIS will be deemed to have fulfilled their obligations hereunder if they exercise the same degree of care to preserve and safeguard such confidential information as they use to preserve and safeguard their own confidential information. Any such confidential information shall be used solely in connection with the transactions contemplated by the Agreement. No other use of such confidential information may occur without the prior written consent of the other party.

        L.      DEFINITIONS.

        (i) The definition of Material Adverse Change in Financial Condition set forth in Section 16(i) of the Agreement is hereby amended in its entirety to read as follows:

        "Material Adverse Change in Condition of GE CAPITAL means (i) a significant negative change in (A) any financial or other condition from the condition reflected in the most recent financial statements of GE CAPITAL, or (B) the properties, assets, business or operations of GE CAPITAL; or (ii) GE CAPITAL's insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing under Title 11 of the United States Code or any successor or similar federal or state statute or any applicable foreign law, assignment for the benefit of creditors, appointment of a receiver, or dissolution or material change in the corporate structure or in a material portion of stock or asset ownership."

        "Material Adverse Change in Condition of PYXIS or Customer means (i) a significant negative change in (A) any financial or other condition from the condition reflected in the most recent financial statements delivered to GE CAPITAL by PYXIS or a Customer or (B) the properties, assets, business, operations or customer base of PYXIS or a Customer,
        (ii) as to PYXIS or a Customer, its insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing under Title 11 of the United States Code or any successor or similar federal or state statute or any applicable foreign law, assignment for the benefit of creditors, appointment of a receiver, or dissolution or material change in the corporate structure or in a material portion of stock or asset ownership; or (iii) as to a Customer, the death or incapacity of any principal thereof."

        (ii) The definition of Municipal Transaction set forth in Section C(1)(c) of Rider No. 1 to the Agreement is hereby amended in its entirety to read as follows:

        "Municipal Transaction means a Rental Agreement entered into by COMPANY as lessor and by a Municipal Lessee and documented on a Municipal Lease."

        M. NO OTHER AMENDMENTS. Except as otherwise specifically provided herein, the provisions of this Rider No. 3 shall be in addition to and not in the place of any other provision of the Agreement. Except as specifically amended hereby, all provisions of the Agreement and the obligations of the parties pursuant thereto shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have cause this Rider No. 3 to be executed by their duly authorized representatives as of this ___ day of March, 1994.

PYXIS CORPORATION               GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ G.E. Forth              By: /s/ Thomas H. Mann
   ------------------------        --------------------------------------

Title: VP, CFO                  Title: Vice President and General Manager
      ---------------------

                                  RIDER NO. 4
                                       TO
                            VENDOR PROGRAM AGREEMENT
                          DATED AS OF OCTOBER 10, 1991
                                    BETWEEN
              GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL")
                                      AND
                          PYXIS CORPORATION ("PYXIS")

     THIS RIDER is hereby incorporated into and made a part of the above referenced Vendor Program Agreement, as amended from time to time (the "Agreement") and is subject to all of the terms and provisions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

     PYXIS AND GE CAPITAL wish to amend the Agreement to provide for the automatic assignment by PYXIS to GE CAPITAL of those Rental Agreements which PYXIS has agreed to sell to GE CAPITAL and GE CAPITAL has agreed to purchase and to take assignment of in accordance with the terms and conditions of the Agreement.

     PYXIS and GE CAPITAL further wish to amend the Agreement to provide for the making of cure payments by PYXIS under a Rental Agreement in the event that the applicable Customer declines to make scheduled payments under such Rental Agreement as a result of any agreement between PYXIS and such Customer that such payments may be deferred until the occurrence of a particular event.

     PYXIS and GE CAPITAL further wish to amend the Agreement to redefine the establishment of Standard Rates.

     NOW THEREFORE, for the consideration set forth herein and in the Agreement, GE CAPITAL and PYXIS hereby agree as follows:

     1. Subsection 4(c) of the Agreement is hereby amended to read as follows:
"(c) GE CAPITAL has received the Final Document Package, including the sole original copy of each Rental Agreement assigned to GE CAPITAL pursuant to this Agreement."

     2. The following sentence is hereby added to the end of Section 4 of the Agreement. "The designation by PYXIS of a Rental Agreement as available for assignment to GE CAPITAL and the delivery of the Final Document Package for such Rental Agreement to GE CAPITAL shall be sufficient evidence of the assignment and transfer to GE CAPITAL of title to such Rental Agreement and all of PYXIS' right, title and interest in and to the rental payments due under such Rental Agreement."

     3. A new Section 11(c) is hereby added to the Agreement which shall read as follows:

     "(c) In the event that the applicable Customer declines to make scheduled payments under any Rental Agreement as a result of an agreement between PYXIS and such Customer, which agreement is confirmed by PYXIS, that such payments may be deferred until the occurrence of a particular event, including an improvement in the performance of the applicable Equipment, then PYXIS shall make up to six (6) cure payments to GE CAPITAL on the scheduled payment dates set forth on such Rental Agreement. Each cure payment shall consist of the monthly payment due under such Rental Agreement, together with any interest accrued thereon. Upon receipt of the final cure payment, if the Customer does not commence making the scheduled monthly payments under such Rental Agreement, then GE CAPITAL may declare a default under such Rental Agreement and the Equipment shall be remarketed in accordance with Section 12 of the Agreement. In the event that GE CAPITAL receives any scheduled payment under such Rental Agreement from the applicable Customer following the making of a cure payment by PYXIS, then GE CAPITAL shall promptly remit to PYXIS the applicable cure payment collected during that month."

        4. The definition of "Final Document Package" set forth in Section 16(g) of the Agreement is hereby amended to read as follows: "Final Document Package" means such other and further documents as GE CAPITAL shall from time to time require in accordance with its standard procedures for the Program in order accept assignment of a Rental Agreement and to pay to PYXIS the Purchase Price under such Rental Agreement."

        5. Section D of Rider No. 3 to the Agreement is hereby amended in its entirety to read as follows:

            "GE CAPITAL shall advise PYXIS on the twentieth (20th) day of each calendar month (or if such day is not a business day, then on the next succeeding business day) of the Standard Rates applicable to each Rental Agreement. Standard Rates shall be comprised of (i) the cost of capital to GE CAPITAL for the purchase of such Rental Agreement (the "Capital Rate") and (ii) a service rate for administration of such Rental Agreement pursuant to Section I of Rider No. 3 to the Agreement (the "Service Rate"). Capital Rates will be based on a blend of U.S. Treasury Notes ("Treasury") and London Interbank Offered Rates ("Libor"), as published in The Wall Street Journal on the twentieth
        (20th) day of each calendar month (or if such day is not a business day, then on the next succeeding business day). Capital Rates for a forty-eight (48) month Rental Agreement shall be equal to two hundred and forty (240) basis points over the following blended rate: (i) twenty-two percent (22%) of a one year Libor; plus (ii) twenty three percent (23%) of a two year Treasury; plus (iii) twenty six percent (26%) of a three year Treasury; plus (iv) twenty nine percent (29%) of a four year Treasury. Capital Rates for a sixty (60) month Rental Agreement shall be equal to two hundred and twenty-five (225) basis points over the following blended rate: (i) sixteen percent (16%) of a one year Libor; plus (ii) eighteen percent (18%) of a two year Treasury; plus (iii) nineteen percent (19%) of a three year Treasury; plus (iv) twenty two percent (22%) of a four year Treasury; plus (v) twenty five percent (25%) of a five year Treasury. GE CAPITAL shall have no obligation to calculate the Purchase Price of any Rental Agreement at a rate other than the then current Standard Rate as described above. The Standard Rates quoted to PYXIS on a monthly basis shall extend from the twenty-fifth (25th) day of each calendar month through the twenty-fourth
        (24th) day of the following calendar month."

        6. The provisions of this Rider No. 4 shall be in addition to and not in the place of any other provisions of the Agreement. Except as specifically amended herein, all other provisions of the Agreement and the obligations of the parties pursuant thereto shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have cause this Rider No. 4 to be executed by their duly authorized representatives as of the dates set forth below.

PYXIS CORPORATION                          GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ G.E. Forth                         By: /s/ Thomas H. Mann
   ---------------------------------          ---------------------------------

Title: VP, CFO                             Title: Vice President and General
      ------------------------------              Manager
                                                 ------------------------------
Date: 3/20/95                              Date:  4/1/95
     -------------------------------            -------------------------------

[GE Letterhead]


January 11, 1996

Mr. Scott R. Peterson
Controller and Principal Accounting Officer
Pyxis Corporation
9380 Carroll Park Drive
San Diego, CA 92191

Dear Scott:

This letter will serve to document our mutual understanding of the 1996 "Capital Rate" that GE Capital proposes charging Pyxis for taking assignment of Pyxis Rental Agreement payment streams. The "Capital Rate" mentioned below only applies to the transactions listed below and does not amend the Vendor Program Agreement dated October 10, 1991 and its subsequent Riders except as to the 1996 volume commitment under the agreement.

* GE Capital's "Capital Rate" for sixty (60) month deals will be one hundred ninety-two (192) basis points over a blended rate of treasuries as agreed upon in Rider #3, and amended in Rider #4, to the Vendor Program Agreement dated October 10, 1991.

* Pyxis agrees to assign Rental Agreement payment streams to GE Capital in the net amount of $78.5MM (i.e., after loss on sale to Pyxis) during 1996.

*       Pyxis agrees to increase the $78.5 million dollar commitment:

                - In July of 1996 if the first half of 1996 GE Capital's funding to Pyxis represents less than 50% of Pyxis Sales Type Lease revenue after loss on sale, then Pyxis' commitment would increase to 50% of the actual Sales Type Lease revenue after loss on sale.

                - In the fourth quarter of 1996, Pyxis agrees that if the
                  estimated 1996 total year Sales Type Lease Revenue after loss on sale, based upon actual results through September 1996 plus an estimate for the fourth quarter of 1996, is greater than the $78.5 million commitment, then Pyxis agrees to increase the commitment to the higher amount and fund the difference in the fourth quarter of 1996.

* GE Capital agrees to guarantee Pyxis a "Standard Rate" as defined in Rider #3 and amended in Rider #4 for $39.25 million dollars of the $78.5 million dollars to be funded in 1996 after the receipt of:

                - A detail by month of the $39.25 million to be funded and

                - Execution of this letter by Pyxis

        Note: If the above two requirements are not met by end of day January 12, 1996, this commitment will be deemed to have expired.

* In the event Pyxis elects to break the $39.25 million dollar guarantee commitment mentioned above they will be subject to the following break charge:

                - for every basis point movement in rate, a charge as defined in appendix A.

        Note: Each monthly guarantee is an individual contract which if broken does not impact the other commitments.

* GE Capital agrees to provide Pyxis with a facility to guarantee Pyxis a "Standard Rate" as mentioned above (192 basis point Capital Rate plus 250 basis point Service Rate) at any time during 1996 for whatever amount Pyxis requires. GE Capital is willing to bear up to 15 basis point of the cost of the guaranty with Pyxis paying the incremental portion of the cost of the guaranty.

* GE Capital acknowledges that the reduction in the "Capital Rate", as defined above, will not effect the Service Rate charged to Pyxis going forward.

Please acknowledge your concurrence with the above by signing below and faxing back to me at 203-731-6002. If you have any questions, please feel free to give me a call.


Respectfully yours,

/s/ Daniel A. Mahoney
- -------------------------------
Daniel A. Mahoney
Pyxis Alliance Manager
Vendor Financial Services



Acknowledged and Agreed To:         /s/ Scott R. Peterson  1/11/96
                                    -------------------------------
                                    Mr. Scott R. Peterson
                                    Controller and Principal Accounting Officer
                                    Pyxis Corporation


CC:  R. Bestercy
     S. Feiner
     J. Gioia
     V. Streufert

                                   APPENDIX A
                               1996 CAPITAL RATE
                                JANUARY 11, 1996

Standard Rate =         9.76%

Capital Rate =          7.26%

Cost of Funds Rate =    5.34%

        1 Year Libor            5.375%
        2 Year Treasury         5.19%
        3 Year Treasury         5.28%
        4 Year Treasury         5.37%
        5 Year Treasury         5.46%

Funding Schedule - 1996

        January         $ 3,047,767.00
        February        $ 3,047,767.00
        March           $ 3,047,767.00
        April           $ 3,271,018.00
        May             $ 3,271,018.00
        June            $ 3,271,019.00
        July            $ 3,322,187.00
        August          $ 3,322,187.00
        September       $ 3,322,187.00
        October         $ 3,442,361.00
        November        $ 3,442,361.00
        December        $ 3,442,361.00
                        --------------
        Total           $39,250,000.00

Breakage Costs - per every basis point (1) in movements in rates, up or down

        January         $  595.00
        February        $  700.00
        March           $  725.00
        April           $  827.00
        May             $  884.00
        June            $  894.00
        July            $  935.00
        August          $  939.00
        September       $  967.00
        October         $1,038.00
        November        $1,084.00
        December        $1,135.00


Acknowledged and Agreed To:     /s/  Daniel A. Mahoney
                                ___________________________________________
                                Mr. Daniel A. Mahoney
                                Pyxis Alliance Manager
                                Vendor Financial Services
                                GE Capital



Acknowledged and Agreed To:     /s/  Scott R. Peterson
                                ___________________________________________
                                Mr. Scott R. Peterson
                                Controller and Principal Accounting Officer
                                Pyxis Corporation

                              PYXIS DISCOUNT RATES
                                 AS OF 1/11/95
                             1996 RATE FOR $39.25MM

                               Libor                  Treasury               Cost of             Capital  Service  Standard
                               Year 1   Year 2   Year 3   Year 4   Year 5   Funds Rate   Adder    Rates     Fee     Rates
                               ------------------------------------------   ----------   -----   -------  -------  --------
1/11/95                        5.375%   5.190%   5.280%   5.370%   5.460%

60 Months Deals   Weighted %      16%     18%       19%      22%      25%
                  Rate          0.86%    0.93%     1.00%    1.18%    1.37%  =  5.34%  +   1.92% = 7.26% + 2.50%  =  9.76%
